Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

S.Y. Bancorp, Inc.:

We consent to incorporation by reference in the registration statement numbers 33-22885, 33-96740, 33-96742 and 333-30530 on Form S-8 and 33-96744 on Form S-3 of S.Y. Bancorp, Inc. of our report dated January 23, 2003, relating to the consolidated balance sheets of S.Y. Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the 2002 annual report on Form 10-K of S.Y. Bancorp, Inc.

Louisville, Kentucky

March 20, 2003